UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 12, 2009

Finlay Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 808-2800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Joseph M. Melvin, Executive Vice President and Chief Operating Officer of Finlay Enterprises, Inc. (the “Registrant”) and President and Chief Operating Officer of the Registrant’s wholly-owned subsidiary, Finlay Fine Jewelry Corporation (“Finlay Jewelry”), retired effective as of August 14, 2009.  In connection with his planned retirement, on August 12, 2009, Finlay Jewelry and Mr. Melvin entered into a Severance Agreement and General Release (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Melvin is entitled to certain benefits under Finlay Jewelry’s regular policies and to certain conditional benefits following his retirement.

Under the terms of the Agreement, Mr. Melvin has agreed, among other things, to release the Registrant and Finlay Jewelry (collectively, “Finlay”) from all claims and to not disclose confidential or proprietary information obtained during his employment. Pursuant to the Agreement, Mr. Melvin will receive, subject to his compliance with these obligations, a severance payment in the amount of twelve weeks’ salary, or $107,320.62, less applicable taxes and other withholding, payable in six installments.  Any payment in excess of two months’ base salary (the “Mitigated Benefits”) will be reduced by an amount equal to the gross amounts Mr. Melvin receives or earns from employment or engagement in any business or activity with Finlay during the period for which the Mitigated Benefits are payable (“Other Income”).  As a condition to receipt of payment of the Mitigated Benefits, Mr. Melvin is required, no later than seven days prior to the date such payment is due, to certify in writing all amounts of Other Income earned during the preceding payroll period so that the appropriate offsets can be made.

This summary should be read in conjunction with, and is qualified in its entirety by reference to, the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.

Date: August 21, 2009
	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer